SKEENA RESOURCES LIMITED
Ste. 611, 675 West Hastings Street
Vancouver, British Columbia V6B 1N2
Tel: (604) 684-8726 Fax: (604) 669-2543
E-Mail: rupertallan@telus.net

April 22, 2010

Mr. Norm Reynolds, President, Virginia Energy Resources Inc. (“Virginia Energy”)

Mr. Duane Poliquin, Chairman’ Almaden Minerals Ltd. (“Almaden Minerals”)

Mr. Peter Megaw, Minera Cascabel SA de CV (“Minera Cascabel”)

Gentlemen:

Re:	PURCHASE OFFER
Optioned concessions, Tropico Project, Sinaloa State, Mexico

Further to our previous correspondence and discussions, this letter constitutes a binding offer, subject only to regulatory approval, by Skeena Resources Limited (“Skeena”) to acquire a one hundred percent (100%) vested equity interest in and to all of the Tropico mineral concessions, Municipality of Mazatlan, Sinaloa State, Mexico (the “Properties”, as more particularly described in Schedule “A” attached hereto) and that area of influence described in the Virginia Energy(Santoy) - Almaden Joint Venture Option Agreement, and any and all data, files and information pertaining to the Properties (save and except for the existing NSR royalty payable to each of Virginia, Almaden and Minera Cascabel) in return for 8,000,000 common shares in the capital stock of Skeena and 4 million share purchase warrants, as set out below:

Proposed Skeena common share1 issuance

Virginia Energy (formerly Santoy)	48%	3,840,000
Almaden Minerals	32%	2,560,000
Minera Cascabel	20%	1.600,000	8,000,000

Proposed Skeena share purchase warrants2

Virginia Energy	48%	1,920,000
Almaden Minerals	32%	1,280,000
Minera Cascabel	20%	800,000	4,000,000

1	Common shares with a deemed value of $0.06 CDN per share

2
5 year share purchase warrants, exercisable at $0.20/share during years 1 and 2, and exercisable at $0.50 per share from the second anniversary until expiry. If the common shares of Skeena are consolidate at any time during the first two years post closing of this offer, regardless of the share consolidation formula, the exercise price of the outstanding warrants during the first two years shall not be greater than $0.50 per share, and not greater than $1.25 per share during years 3,4, and 5.

Skeena shall be responsible for any and all outstanding mineral concession rental payments on the Properties, and for all rental payments from the date of closure of this Purchase Offer onward. Skeena is currently responsible for any and all environmental permits for the Properties, and for filing the requisite assessment work on the concessions.

Additionally, a cash settlement to Minera Cascabel from Skeena of approximately $40,000 US (comprising land taxes on San Pablo and outstanding VAT taxes) is herein offered, subject only to accounting adjustments for the precise amount(s). This cash to close shall be due not later than sixty days from the date of this Offer.

It is expressly understood that the intent of this Purchase Offer is for Skeena to acquire the balance of equity, rights and entitlements to all of those Properties and Area of Influence referred to in the Skeena - Santoy/Almden Joint Venture Option Agreement of February 1, 2008, and to that Property referred to in the Skeena - Minera Cascabel Offer to Purchase dated February 12, 2008.

This offer shall remain open until close of business April 29, 2010.

If you are in agreement with the terms and conditions of this Offer, please sign, scan and return a copy of this letter to the writer at rupertallan@telus.net, or fax to our office at (604) 669-2543.

Yours truly,

Slceena Resources Limited

“Rupert Allan”

Rupert Allan, President

Peter Megaw
Minera Cascabel SA de CV

Norm Reynolds, President	Duane Poliquin, Chairman
Virginia Energy Resources Inc.	Almaden Minerals Ltd.

“SCHEDULE A”
To accompany Letter Agreement dated April 22, 2010
Amongst
SKEENA RESOURCES LIMITED
And
Virginia Energy Resources Inc.
Almaden Minerals Ltd.
Minera Cascabel SA de CV

TROPICO PROPERTIES, MUNICIPALITY OF MAZATLAN, SINALOA, MEXICO

(mineral concessions)

Concession Name	Title or File Number

San Pablo	T.229972
El Recodo	T.235304
Maricela	T.204533
La Tarantual II	T.222090
La Princesa Cinthia	E.95/12771
Tropico 2	T.232912
Tropico 3	T.232913
Tropico 4	T.232914
Tropico 4 Fracc.	T.232915
Tropico 5	T.232916
Tropico 5 Fracc.	T.232917